Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2022 Financial Results

•Net sales of $15.0 billion
•Net earnings of $1.7 billion, or $6.44 per share
•Cash from operations of $1.4 billion and free cash flow of $1.1 billion
•Returned $2.8 billion of cash to shareholders through share repurchases and dividends
•Reaffirms 2022 financial outlook

BETHESDA, Md., April 19, 2022 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2022 net sales of $15.0 billion, compared to $16.3 billion in the first quarter of 2021. Net earnings in the first quarter of 2022 were $1.7 billion, or $6.44 per share, compared to $1.8 billion, or $6.56 per share, in the first quarter of 2021. Cash from operations was $1.4 billion in the first quarter of 2022, compared to $1.7 billion in the first quarter of 2021. Free cash flow was $1.1 billion in the first quarter of 2022, compared to $1.5 billion in the first quarter of 2021.
“Lockheed Martin had a solid start to the year by delivering margin expansion and free cash flow above our expectations despite recent Covid-surge impacts on our operations and supply chain. We remain confident in our guidance for the remainder of the year and our growth outlook beyond,” said Lockheed Martin Chairman, President and CEO James Taiclet.
“Global events this quarter marked a dramatic change in the geopolitical environment and demonstrated the tremendous importance of an effective deterrent to aggression by major nation-states, and mutual defense among the United States and its allies. The men and women of Lockheed Martin are fully dedicated to enhancing this deterrence capability by effectively delivering on our existing platform programs and systems, while accelerating the integration of digital world technologies to enable true Joint All Domain Operations for our customers.”

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]
		March 27, 2022	March 28, 2021
	Net sales	$14,964	$16,258

	Business segment operating profit[2]	$1,656	$1,749
	Unallocated items
	FAS/CAS operating adjustment	426	489
	Severance and restructuring charges[3]	—	(36)
	Other, net[4]	(149)	(20)
	Total unallocated items	277	433
	Consolidated operating profit	$1,933	$2,182

	Net earnings[3,4,5]	$1,733	$1,837

	Diluted earnings per share[3,4,5]	$6.44	$6.56

	Cash from operations	$1,410	$1,748
	Capital expenditures	(268)	(281)
	Free cash flow[2]	$1,142	$1,467

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 27 for the first quarter of 2022 and March 28 for the first quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3	Net earnings for the first quarter of 2021 includes severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at Rotary and Mission Systems (RMS) business segment.
4	Net earnings for the first quarters of 2022 and 2021 include net losses of $101 million ($76 million, or $0.28 per share, after-tax) and $10 million ($8 million, or $0.03 per share, after-tax) due to declines in the fair value of investments held in a trust for deferred compensation plans.
5
Net earnings for the first quarters of 2022 and 2021 include net gains of $103 million ($77 million, or $0.29 per share, after-tax) and $68 million ($51 million, or $0.18 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund.

2022 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current 2022 Outlook[1]

	Net sales	~$66,000

	Business segment operating profit[2]	~$7,175

	Total FAS/CAS pension adjustment[3]	~$2,260

	Diluted earnings per share	~$26.70

	Cash from operations	≥$7,900
	Capital expenditures	~$(1,900)
	Free cash flow[2]	≥$6,000

1
The company’s current 2022 financial outlook does not include the impacts of potential pension risk transfer and refinancing transactions that the company may execute opportunistically as early as the second quarter, subject to market conditions. It also does not include any future gains or losses related to changes in valuations of the company's investments held in the Lockheed Martin Ventures Fund and assumes continued accelerated payments to suppliers, with a focus on small and at-risk businesses. In addition, the outlook reflects known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have. Therefore, no additional impacts to the company’s operations or its supply chain as a result of continued disruption from, or policies in response to, COVID-19 for periods subsequent to the time of this news release have been incorporated into the company’s current 2022 financial outlook. The ultimate impacts of COVID-19 on the company’s financial results for 2022 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3	Total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.8 billion and total expected financial accounting standards (FAS) pension income of approximately $460 million. CAS pension cost and the service cost component of FAS pension income are included in operating profit. The non-service cost components of FAS pension income are included in non-operating income. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities

Cash from operations in the first quarter of 2022 was $1.4 billion. Capital expenditures were $268 million, resulting in free cash flow of $1.1 billion. The decreases in operating and free cash flows from the first quarter of 2021 were primarily due to lower segment operating profit and changes in working capital due to timing.

The company’s capital deployment activities in the first quarter of 2022 included the following:

•paying cash dividends of $767 million; and
•paying $2.0 billion to repurchase 4.7 million shares (including 0.6 million shares received upon settlement of an accelerated share repurchase agreement (ASR) in April 2022).

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended
	March 27, 2022	March 28, 2021
Net sales
Aeronautics	$6,401	$6,387
Missiles and Fire Control	2,452	2,749
Rotary and Mission Systems	3,552	4,107
Space	2,559	3,015
Total net sales	$14,964	$16,258

Operating profit
Aeronautics	$679	$693
Missiles and Fire Control	384	396
Rotary and Mission Systems	348	433
Space	245	227
Total business segment operating profit	1,656	1,749
Unallocated items
FAS/CAS operating adjustment	426	489
Severance and restructuring charges	—	(36)
Other, net	(149)	(20)
Total unallocated items	277	433
Total consolidated operating profit	$1,933	$2,182

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. For more information on factors impacting comparability of our segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021.
The company’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 24% of total segment operating profit in the first quarter of 2022, as compared to 28% in the first quarter of 2021.

Aeronautics

(in millions)	Quarters Ended
	March 27, 2022	March 28, 2021
Net sales	$6,401	$6,387
Operating profit	679	693
Operating margin	10.6%	10.9%

Aeronautics’ net sales during the first quarter of 2022 were comparable to the same period in 2021. Net sales increased by approximately $80 million for the F-16 program due to higher volume on production contracts that was partially offset by an unfavorable profit adjustment on a modernization contract. This increase was offset by lower net sales of approximately $65 million for the F-35 program due to lower net favorable profit adjustments and volume on production contracts that were partially offset by an unfavorable profit adjustment on a development contract in the first quarter of 2021 that did not recur in the first quarter of 2022.

Aeronautics’ operating profit during the first quarter of 2022 decreased $14 million, or 2%, compared to the same period in 2021. The decrease was primarily attributable to lower operating profit of approximately $50 million for the F-35 program due to lower net favorable profit adjustments and volume on production contracts that were partially offset by an unfavorable profit adjustment on a development contract in the first quarter of 2021 that did not recur in the first quarter of 2022; and about $25 million for the F-16 program due to an unfavorable profit adjustment on a modernization contract. These decreases were partially offset by an increase of approximately $30 million for the F-22 program due to higher net favorable profit adjustments; and about $20 million for classified contracts due to higher net favorable profit adjustments. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in the first quarter of 2022 compared to the same period in 2021.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 27, 2022	March 28, 2021
Net sales	$2,452	$2,749
Operating profit	384	396
Operating margin	15.7%	14.4%

MFC’s net sales during the first quarter of 2022 decreased $297 million, or 11%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $115 million for integrated air and missile defense programs due to lower volume and net favorable profit adjustments (Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)); about $80 million for tactical and strike missile programs due to lower volume (air dominance weapon systems, Army Tactical Missile System (ATACMS) and hypersonics); and approximately $75 million for sensors and global sustainment programs due to lower volume (Special Operations Forces Global Logistics Support Services (SOF GLSS) and lower volume and net favorable profit adjustments on Sniper Advanced Targeting Pod (SNIPER®)), partially offset by the effect of a favorable profit adjustment on an international program as a result of a requirements modification in the first quarter of 2022.

MFC’s operating profit during the first quarter of 2022 decreased $12 million, or 3%, compared to the same period in 2021. The decrease was primarily attributable to lower operating profit of approximately $45 million for integrated air and missile defense programs due to lower net favorable profit adjustments and volume (THAAD and PAC-3), and about $10 million for tactical and strike missile programs due to lower volume (ATACMS and hypersonics). These decreases were partially offset by an increase of about $50 million for sensors and global sustainment programs primarily due to the effect of a favorable profit adjustment on an international program described above, partially offset by lower net favorable profit adjustments (SNIPER). Adjustments not related to volume, including net profit booking rate adjustments, were $15 million higher in the first quarter of 2022 compared to the same period in 2021.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 27, 2022	March 28, 2021
Net sales	$3,552	$4,107
Operating profit	348	433
Operating margin	9.8%	10.5%

RMS’ net sales during the first quarter of 2022 decreased $555 million, or 14%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $315 million for training and logistics solutions (TLS) programs primarily due to the delivery of an international pilot training system in the first quarter of 2021 that did not recur in the first quarter of 2022; about $150 million for integrated warfare systems and sensors (IWSS) programs due to lower volume (Littoral Combat Ship (LCS), TPQ-53, and Aegis); approximately $50 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume; and approximately $40 million for Sikorsky helicopter programs due to lower production volume on the Black Hawk and VH-92A programs that was partially offset by higher production volume on the Combat Rescue Helicopter (CRH), Seahawk and CH-53K programs.

RMS’ operating profit during the first quarter of 2022 decreased $85 million, or 20%, compared to the same period in 2021. The decrease was primarily attributable to approximately $35 million for various C6ISR programs due to lower net favorable profit adjustments, about $30 million for IWSS programs due to lower net favorable profit adjustments (Aegis); and approximately $15 million for Sikorsky helicopter programs due to lower net favorable profit adjustments (Black Hawk). Operating profit for TLS programs was comparable due to the delivery of an international pilot training system in the first quarter of 2021 that did not recur in the first quarter of 2022, offset by higher net favorable profit adjustments on various other programs. Adjustments not related to volume, including net profit booking rate adjustments, were $55 million lower in the first quarter of 2022 compared to the same period in 2021.

Space

(in millions)	Quarters Ended
	March 27, 2022	March 28, 2021
Net sales	$2,559	$3,015
Operating profit	245	227
Operating margin	9.6%	7.5%

Space’s net sales during the first quarter of 2022 decreased $456 million, or 15%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $440 million due to the previously announced renationalization of the Atomic Weapons Establishment (AWE) program on June 30, 2021, which was no longer included in the company's financial results beginning in the third quarter of 2021; and about $95 million for commercial civil space programs due to lower volume (Orion and human lander system (HLS) programs). These decreases were partially offset by higher net sales of about $100 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)).

Space’s operating profit during the first quarter of 2022 increased $18 million, or 8%, compared to the same period in 2021. The increase was primarily attributable to approximately $35 million of higher equity earnings from the company's investment in United Launch Alliance (ULA) driven by higher launch volume. This increase was partially offset by a decrease of approximately $30 million for commercial civil space programs due to lower net favorable profit adjustments and volume (the HLS program). Operating profit for the AWE program was comparable as its operating profit in the first quarter of 2021 was mostly offset by accelerated amortization expense for intangible assets as a result of the renationalization. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in the first quarter of 2022 compared to the same period in 2021.

Total equity earnings/(losses) (primarily ULA) represented approximately $30 million, or 12%, of Space's operating profit in the first quarter of 2022, compared to approximately $(5) million, or (2)%, in the first quarter of 2021.

Income Taxes

The company’s effective income tax rate was 15.9% and 16.9% for the quarters ended March 27, 2022 and March 28, 2021. The rate for the first quarter of 2022 is lower due to increased tax deductions for employee equity awards and foreign derived intangible income compared to the first quarter of 2021. The rates for both periods also benefited from the research and development tax credit and dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current 2022 Outlook
	Business segment operating profit (non-GAAP)	~$7,175
	FAS/CAS operating adjustment[1]	~1,705
	Other, net	~(500)
	Consolidated operating profit (GAAP)	~$8,380

1
Reflects the amount by which expected total CAS pension cost of $1.8 billion, exceeds the expected FAS pension service cost of $95 million. Excludes $555 million of expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software). The company uses free cash flow to evaluate its business performance and overall liquidity and is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchase and debt repayments) or available to fund acquisitions. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt.
Total FAS/CAS pension adjustment – adjusted
Total FAS/CAS pension adjustment for 2021 is used in one of the supplemental tables to this release. It has been adjusted for a noncash, non-operating pension settlement charge of $1.7 billion recognized in the third quarter of 2021. Management believes that the exclusion of the pension settlement charge related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company, is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 19, 2022, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company’s business, including supply chain disruptions and delays, labor challenges associated with employee absences, travel restrictions, site access, program delays, changes in customer payment policies and the impacts of potential vaccine mandates or other requirements;
•budget uncertainty, the risk of future budget cuts, the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Turkey and its removal from the F-35 program, and potential indirect effects of sanctions on Russia);
•the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for the company's products and services, including competition from emerging competitors including startups and non-traditional defense contractors;
•the timing of contract awards as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by the company or its suppliers;
•the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts, and the impacts of cost overruns and significant increases in inflation;
•the accuracy of the company's estimates and projections;
•the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets and the impact of pension related legislation;

•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•the availability and adequacy of the company's insurance and indemnities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•climate change and changes to laws, regulations, policies, markets and customer requirements in response to climate change concerns;
•changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 27, 2022	March 28, 2021
	Net sales	$14,964	$16,258
	Cost of sales[2,3]	(13,055)	(14,072)
	Gross profit	1,909	2,186
	Other income (expense), net	24	(4)
	Operating profit	1,933	2,182
	Interest expense	(135)	(140)
	Non-service FAS pension income	140	93
	Other non-operating income, net[4]	123	76
	Earnings before income taxes	2,061	2,211
	Income tax expense	(328)	(374)
	Net earnings	$1,733	$1,837
	Effective tax rate	15.9%	16.9%

	Earnings per common share
	Basic	$6.46	$6.58
	Diluted	$6.44	$6.56

	Weighted average shares outstanding
	Basic	268.3	279.0
	Diluted	269.2	280.0

	Common shares reported in stockholders’ equity at end of period	265	278

1	The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 27 for the first quarter of 2022 and March 28 for the first quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.
2
In the first quarter of 2022 and 2021, the company recognized losses of $101 million ($76 million, or $0.28 per share, after-tax) and $10 million ($8 million, or $0.03 per share, after-tax) due to declines in the fair value of investments held in a trust for deferred compensation plans.

3
In the first quarter of 2021, the company recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at the company’s RMS business segment.

4
Other non-operating income, net for the first quarter of 2022 and 2021 include net gains of $103 million ($77 million, or $0.29 per share, after-tax) and $68 million ($51 million, or $0.18 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended
		March 27, 2022	March 28, 2021	% Change
	Net sales
	Aeronautics	$6,401	$6,387	—%
	Missiles and Fire Control	2,452	2,749	(11%)
	Rotary and Mission Systems	3,552	4,107	(14%)
	Space	2,559	3,015	(15%)
	Total net sales	$14,964	$16,258	(8%)

	Operating profit
	Aeronautics	$679	$693	(2%)
	Missiles and Fire Control	384	396	(3%)
	Rotary and Mission Systems	348	433	(20%)
	Space	245	227	8%
	Total business segment operating profit	1,656	1,749	(5%)
	Unallocated items
	FAS/CAS operating adjustment	426	489
	Severance and restructuring charges[1]	—	(36)
	Other, net[2]	(149)	(20)
	Total unallocated items	277	433	(36%)
	Total consolidated operating profit	$1,933	$2,182	(11%)

	Operating margin
	Aeronautics	10.6%	10.9%
	Missiles and Fire Control	15.7%	14.4%
	Rotary and Mission Systems	9.8%	10.5%
	Space	9.6%	7.5%
	Total business segment operating margin	11.1%	10.8%

	Total consolidated operating margin	12.9%	13.4%

1
In the first quarter of 2021, the company recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at the company’s RMS business segment.

2
In the first quarter of 2022 and 2021, the company recognized losses of $101 million ($76 million, or $0.28 per share, after-tax) and $10 million ($8 million, or $0.03 per share, after-tax) due to declines in the fair value of investments held in a trust for deferred compensation plans.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	Quarters Ended
	March 27, 2022	March 28, 2021
Amortization of purchased intangibles
Aeronautics	$—	$—
Missiles and Fire Control	1	1
Rotary and Mission Systems	58	58
Space	3	22
Total amortization of purchased intangibles	$62	$81

		2022 Outlook	2021 Actual
	Total FAS income (expense) and CAS cost
	Total FAS pension income (expense)	$460	$(1,398)
	Less: CAS pension cost	1,800	2,066
	Total FAS/CAS pension adjustment	2,260	668
	Less: pension settlement charge	—	1,665
	Total FAS/CAS pension adjustment - adjusted[1,2]	$2,260	$2,333

	Service and non-service cost reconciliation
	FAS pension service cost	$(95)	$(106)
	Less: CAS pension cost	1,800	2,066
	FAS/CAS operating adjustment	1,705	1,960
	FAS pension non-service income (expense)	555	(1,292)
	Total FAS/CAS pension adjustment	2,260	668
	Less: pension settlement charge	—	1,665
	Total FAS/CAS pension adjustment - adjusted[1,2]	$2,260	$2,333

1	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating settlement charge of $1,665 million in the third quarter of 2021 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group
	annuity contracts from an insurance company.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	March 27, 2022	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$1,883	$3,604
Receivables, net	2,527	1,963
Contract assets	12,130	10,579
Inventories	3,144	2,981
Other current assets	706	688
Total current assets	20,390	19,815

Property, plant and equipment, net	7,561	7,597
Goodwill	10,811	10,813
Intangible assets, net	2,644	2,706
Deferred income taxes	2,688	2,290
Other noncurrent assets	7,416	7,652
Total assets	$51,510	$50,873

Liabilities and equity
Current liabilities
Accounts payable	$2,599	$780
Salaries, benefits and payroll taxes	2,671	3,108
Contract liabilities	7,902	8,107
Current maturities of long-term debt	500	6
Other current liabilities	2,375	1,996
Total current liabilities	16,047	13,997

Long-term debt, net	11,145	11,670
Accrued pension liabilities	8,143	8,319
Other noncurrent liabilities	6,173	5,928
Total liabilities	41,508	39,914

Stockholders’ equity
Common stock, $1 par value per share	265	271
Additional paid-in capital	—	94
Retained earnings	20,716	21,600
Accumulated other comprehensive loss	(10,979)	(11,006)
Total stockholders’ equity	10,002	10,959
Total liabilities and equity	$51,510	$50,873

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 27, 2022	March 28, 2021
Operating activities
Net earnings	$1,733	$1,837
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	329	336
Stock-based compensation	54	47
Deferred income taxes	(411)	63
Severance and restructuring charges	—	36
Changes in assets and liabilities
Receivables, net	(564)	(236)
Contract assets	(1,551)	(1,363)
Inventories	(163)	289
Accounts payable	1,829	1,023
Contract liabilities	(205)	(290)
Income taxes	697	301
Qualified defined benefit pension plans	(116)	(66)
Other, net	(222)	(229)
Net cash provided by operating activities	1,410	1,748

Investing activities
Capital expenditures	(268)	(281)
Other, net	17	112
Net cash used for investing activities	(251)	(169)

Financing activities
Repurchases of common stock	(2,000)	(1,000)
Dividends paid	(767)	(739)
Other, net	(113)	(67)
Net cash used for financing activities	(2,880)	(1,806)

Net change in cash and cash equivalents	(1,721)	(227)
Cash and cash equivalents at beginning of period	3,604	3,160
Cash and cash equivalents at end of period	$1,883	$2,933

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	March 27, 2022	Dec. 31, 2021
Aeronautics	$46,116	$49,118
Missiles and Fire Control	26,262	27,021
Rotary and Mission Systems	34,256	33,700
Space	27,596	25,516
Total backlog	$134,230	$135,355

	Quarters Ended
Aircraft Deliveries	March 27, 2022	March 28, 2021
F-35	26	17
C-130J	5	2
Government helicopter programs	17	15
Commercial helicopter programs	—	1
International military helicopter programs	—	1

	Number of Weeks in Reporting Period[1]	2022	2021
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.